Exhibit 10.16

FIRST AMENDMENT

TO

PRE-EXPORT FINANCE FACILITY AGREEMENT, CONFIRMATIONS, SWORN

STATEMENTS AND ASSIGNMENT AGREEMENT

FIRST AMENDMENT (the “First Amendment”), dated as of May 5, 2017 (the “Execution Date”), to (a) the Pre-Export Finance Facility Agreement (as may be amended, supplemented or modified from time to time, the “Agreement”) dated as of December 22, 2016 between Molino Cañuelas S.A.C.I.F.I.A., as the Borrower, and ING Bank N.V. as the Lender; and (b) the Confirmations, Sworn Statements and Assignment Agreement listed in Sections 4, 5 and 6 below. Terms not otherwise defined herein are used as defined in the Agreement.

WHEREAS, the Borrower has asked, and the Lender has agreed, to extend the term of the Loans made by the Lender under the Agreement.

NOW, THEREFORE, in consideration of the premises set forth herein, the parties hereto hereby agree as follows:

1.  Section 1 of the Agreement shall be amended by inserting the following definition in its entirety therein:

“First Amendment” shall mean the First Amendment dated as of May 5, 2017 to the Pre-Export Finance Facility Agreement, Confirmations, Sworn Statements and the Assignment Agreement between the parties to this Agreement.

2.  The definition of “Interest Period” in Section 1 of the Agreement is revised to read as follows:

“Interest Period” shall mean, with respect to any Loan, each Interest Period specified in the Confirmation for such Loan.

3.  The definition of “Maturity Date” in Section 1 of the Agreement is revised to read as follows:

“Maturity Date” shall mean, with respect to any Loan, the “Maturity Date” specified in the Confirmation for such Loan, which Maturity Date shall fall not later than one hundred eighty (180) days from the borrowing date of the first Loan made hereunder, except as such Maturity Date may be amended pursuant to the First Amendment.

4.  The following Confirmations relating to the Loans made pursuant thereto, shall be amended as set forth below:

a. The Confirmation dated December 30, 2016 referring to a Loan in the principal amount of US$25 million with a Maturity Date of June 21, 2017 (the “June 21 Confirmation”) shall be amended as follows:

(i) The Maturity Date of the Loan shall be extended from June 21, 2017 to March 31, 2018 (the “Final Maturity Date”).

(ii) The Interest Periods of the Loan shall be the periods beginning on (and including) each of the following dates and ending on (but not including) the next following date: April 3rd, 2017, June 21st, 2017, September 30th, 2017, December 30th, 2017, and the Maturity Date.

b.  The Confirmation dated December 30, 2016 referring to a Loan in the principal amount of US$25 million with a Maturity Date of June 23, 2017 (the “June 23 Confirmation”) shall be amended as follows:

(i) The Maturity Date of the Loan shall be extended from June 23, 2017 to March 31, 2018.

(ii) The Interest Periods of the Loan shall be the periods beginning on (and including) each of the following dates and ending on (but not including) the next following date: April 3rd, 2017, June 23th, 2017, September 30th, 2017, December 30th, 2017, and the Maturity Date.

c.   The Confirmation dated December 30, 2016 referring to a Loan in the principal amount of US$25 million with a Maturity Date of June 28, 2017 (the “June 28 Confirmation”) shall be amended as follows:

(i) The Maturity Date of the Loan shall be extended from June 28, 2017 to March 31, 2018.

(ii) The Interest Periods of the Loan shall be the periods beginning on (and including) each of the following dates and ending on (but not including) the next following date: April 3rd, 2017, June 28th, 2017, September 30th, 2017, December 30th, 2017, and the Maturity Date.

d.  The Confirmation dated December 30, 2016 referring to a Loan in the principal amount of US$25 million with a Maturity Date of July 3, 2017 (the “July 3 Confirmation”) shall be amended as follows:

(i) The Maturity Date of the Loan shall be extended from July 3, 2017 to March 31, 2018.

(ii) The Interest Periods of the Loan shall be the periods beginning on (and including) each of the following dates and ending on (but not including) the next following date: April 3rd, 2017, July 3rd, 2017, September 30th, 2017, December 30th, 2017, and the Maturity Date.

5.   The following Sworn Statements made by the Borrower in connection with the Loans made under the Agreement shall be amended as set forth below:

(i) The Sworn Statement relating to the June 21 Confirmation shall be amended by replacing the Qualifying Export Agreement attached thereto as Annex A with the Qualifying Export Agreement attached hereto as Annex A, which Qualifying

Export Agreement shall satisfy the Coverage Ratio in respect of the Loan made pursuant to such Confirmation.

(ii) The Sworn Statement relating to the June 23 Confirmation shall be amended by replacing the Qualifying Export Agreement attached thereto as Annex A with the Qualifying Export Agreement attached hereto as Annex A, which Qualifying Export Agreement shall satisfy the Coverage Ratio in respect of the Loan made pursuant to such Confirmation.

(iii) The Sworn Statement relating to the June 28 Confirmation shall be amended by replacing the Qualifying Export Agreement attached thereto as Annex A with the Qualifying Export Agreement attached hereto as Annex A, which Qualifying Export Agreement shall satisfy the Coverage Ratio in respect of the Loan made pursuant to such Confirmation.

(iv) The Sworn Statement relating to the July 3 Confirmation shall be amended by replacing the Qualifying Export Agreement attached thereto as Annex A with the Qualifying Export Agreement attached hereto as Annex A, which Qualifying Export Agreement shall satisfy the Coverage Ratio in respect of the Loan made pursuant to such Confirmation.

6.   The Assignment Agreement dated as of December 26, 2016 entered into between the Borrower and the Lender (the “December Assignment Agreement”) in connection with the Loans made under the Agreement shall be amended by replacing the Eligible Export Contracts attached as the Annex thereto with the Qualifying Export Agreements attached hereto as Annex A. The Borrower and the Lender hereby agree that notwithstanding any provision to the contrary in the Agreement, including without limitation Section 4.4 thereof which requires a separate Assignment Agreement for each Loan, the December Assignment Agreement shall constitute the Assignment Agreement relating to the June 21, 23, 28 and July 3 Confirmations and the Loans made pursuant thereto.

7.   The Borrower will pay a fee in such amount and at such time as shall be set forth in the Fee Letter between the Borrower and the Lender dated as of the Execution Date (“Fee Letter”), provided that if the Borrower fails to pay such fee in accordance with the terms of the Fee Letter, then this First Amendment shall cease to have effect retroactive to the Execution Date notwithstanding any prior effectiveness thereof.

8.   The Borrower hereby acknowledges and agrees that it has no present claims or defenses of any sort whatsoever against the Lender with respect to the Loans or the accrued interest thereon and, for the benefit of the Lender, hereby irrevocably waives any such claims or defenses, whether matured or contingent, known or unknown, to which it might otherwise be entitled.

9.   The Borrower represents and warrants to the Lender that: (a) it has full power and authority, and has taken all action necessary, to execute and deliver this First Amendment, and all other documents and instruments to be executed and delivered by it and to perform its obligations hereunder and thereunder; (b) this First Amendment has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; (c) no Default has occurred and is continuing; (d) after giving effect to this First Amendment, all representations and warranties made by it in the Agreement are true on and as of the date hereof as though made on such date; (e) the execution and delivery of this First Amendment, , and all other documents and instruments to be executed and delivered by it, and the performance of its obligations hereunder and thereunder, will not (i) conflict with or result in a breach of, or require any consent under, its governing documents, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect and applicable to it, (iii) result in a breach of or constitute a default under any indenture or financing or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or its Properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien upon or with respect to any of its Properties or Assets; (f) other than the Borrower complying with the filing provided under Communication “A” 3602 of the Central Bank (as amended and supplemented), no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this First Amendment, and all other documents and instruments to be executed and delivered by it; and (g) it is not in breach of or in default under any indenture or financing or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or its Properties may be bound or affected.

10.  This First Amendment shall become effective as of the Execution Date when the Lender has received the following in form and substance satisfactory thereto:

(a) A copy of this First Amendment and the Fee Letter, in each case duly executed and delivered by the Borrower;

(b) Duly executed and delivered Notices of Assignment to Buyer and Acknowledgments of Assignment by Buyer in respect of the new Qualifying Export Agreements provided pursuant to Section 5 above;

(c) Payment of all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Lender in connection with the preparation, execution, and delivery of this First Amendment;

(d) Evidence that the UCC-1 financing statements filed in accordance with the Assignment Agreement are in full force and effect and reflect the terms of this First Amendment; and

(e) Evidence that the appointment of the Process Agent has been extended to a date that is at least six months past the Final Maturity Date (as defined above).

11.  Upon the effectiveness of this First Amendment (a) this First Amendment shall be deemed to be an amendment to the Agreement, the Confirmations, the Sworn Statements and the Assignment Agreement (the “Amended Agreements”), and the Amended Agreements, as amended hereby, are, and each other Credit Document is, hereby ratified, approved and confirmed in each and every respect, and (b) all references to the Amended Agreements in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Amended Agreements as amended hereby. The parties hereto agree it is their intention that nothing in this First Amendment shall be construed to extinguish, release or discharge or constitute, create or effect a novation of, or an agreement to extinguish, release or impair any of the existing liabilities or obligations of the Borrower under the provisions of the Agreement or any of the other Credit Documents.

12.  This First Amendment shall be governed by and construed in accordance with the laws of the State of New York, United States of America, including, without limitation, Section 5-1401 of the New York General Obligations Law, but excluding any conflicts of law principles that would lead to the application of the laws of another jurisdiction. The parties agree that the provisions of Section 12.13 of the Agreement shall apply to this First Amendment, including, without limitation, the submission by the Borrower to the jurisdiction of the state courts or the United States District Court for the Southern District of New York in each case sitting in the Borough of Manhattan, City of New York, New York, United States of America. THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS FIRST AMENDMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION WITH THIS FIRST AMENDMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE BORROWER OR THE LENDER.

13.  This First Amendment may be executed by the parties in several counterparts, each of which shall be deemed to be an original and all of which shall constitute but one and the same agreement.

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IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed and delivered by their respective duly authorized representatives as of the date first above written.

MOLINO CAÑUELAS S.A.C.I.F.I.A.
Borrower

MOLINO CAÑUELAS S.A.C.I.F.L.A

By:	/s/ [ILLEGIBLE]
Name:
Title:

ING BANK N.V.
the Lender

By:	/s/ Eber Faria, MD	/s/ Fernando Potato
Name:	Eber Faria, MD	Fernando Potato
Title:	Head of Trade &	Director
Commodity Finance LATAM

ANNEX A

Qualifying Export Agreements for the June 21, June 23, June 28 and July 3 Confirmations